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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                     COMMISSION FILE NUMBER        333-16233
                                               -----------------


                       BAY VIEW SECURITIZATION CORPORATION
  (with respect to Bay View 2002-LJ-1 Owner Trust Automobile Receivable Backed
                                     Notes)
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             (Exact name of Registrant as specified in its Charter)


   1840 GATEWAY DRIVE, SAN MATEO, CALIFORNIA         94404          650-312-7300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Class A-1 1.845% Asset Backed Notes
                       Class A-2 2.410% Asset Backed Notes
                       Class A-3 2.920% Asset Backed Notes
                       Class A-4 3.600% Asset Backed Notes
                       Class I 2.500% Interest Only Securities
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]                         Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]                         Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)  [ ]                         Rule 12g-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]                         Rule 15d-6           [X]
Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:

           Class A-1 1.845% Asset Backed Notes             0
           Class A-2 2.410% Asset Backed Notes             0
           Class A-3 2.920% Asset Backed Notes            12
           Class A-4 3.600% Asset Backed Notes             3
           Class I 2.500% Interest Only Securities         8

Pursuant to the requirements of the Securities Exchange Act of 1934 Bay View Securitization Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 30, 2004                   BY: /s/ John Okubo
                                            ---------------------------
                                            John Okubo
                                            Executive Vice President and
                                            Chief Financial Officer